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                                                                   Exhibit 10.34

                         INVADERCREATOR ACCESS AGREEMENT

     This InvaderCreator Access Agreement ("Agreement"), effective as of October 15, 2002 (the "Effective Date"), is entered into by and between Third Wave Technologies, Inc., organized under the laws of Delaware and having its principal place of business at 502 S. Rosa Road, Madison, Wisconsin 53719 ("TWTI"), and Aclara Biosciences, Inc., organized under the laws of Delaware and having its principal place of business at 1288 Pear Avenue, Mountain View, California 94043 ("ACLA").

                                   BACKGROUND

     A. TWTI and ACLA have entered into that certain License Agreement of even date herewith (the "License Agreement") and Supply Agreement of even date herewith (the "Supply Agreement").

     B. As contemplated in and in connection with the License Agreement, TWTI will provide access to the InvaderCreator Software (as defined below) in order to enable the exercise of rights with respect to Licensed Products in accordance with the License Agreement, all as set forth in more detail below.

     NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, TWTI and ACLA each agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings indicated:

     1.1. Terms from the License Agreement. Each of the terms "Cleavage Enzyme," "Development and Commercialization Agreement," "Enabled Customer," "Gene Expression Field," "Genotyping Field," "Intellectual Property Rights," "Invader Probe," "Licensed Product," "Manufacturing Distributor," "Party," "Parties," "Patent," "Primary Probe," "Target," "Technology," "Technology Access Partner," "Third Party" and "Value Added Distributor" shall have the meaning given to the particular term in the License Agreement. Invader(R) and Cleavase(R) are registered trademarks of TWTI, but are printed in this Agreement without the registration mark for convenience. Similarly, InvaderCreator is a trademark of TWTI, but is printed in this Agreement without the TM mark for convenience.



Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

     1.2. "Applet" shall mean a Java application that runs Invader Probe and Primary Probe selection and design algorithms in the context of an applet viewer, such as a web browser, and has been downloaded by the Host Software to a user's local computer when the user accesses the Host Software over a network, including any updates, improvements, enhancements, and modifications that are downloaded (whether made by TWTI or made by ACLA in accordance with Section 4.3). Except to the extent otherwise expressly stated in this Agreement, Applet shall mean software only in machine readable format.

     1.3. "Authorized Designee" shall mean a Manufacturing Distributor, Value Added Distributor, Technology Access Partner, or Enabled Customer under the License Agreement, appointed by ACLA and authorized in accordance with the License Agreement.

     1.4. "Authorized User" shall mean an employee of ACLA or an Authorized Designee under whose name a Username and Password have been issued by TWTI or ACLA in accordance with this Agreement.

     1.5. "Control" means, (A) with respect to an item of Technology or an Intellectual Property Right, possession by TWTI of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Technology to ACLA, and to grant and authorize the licenses, and sublicenses, as applicable, of or within the scope granted to ACLA in Article 4 of this Agreement without giving rise to any of the following: (i) a violation of the terms of any written agreement with any Third Party; (ii) a violation or infringement of any Patent, copyright, trade secret, or other Intellectual Property Right of any Third Party; (iii) TWTI being required to pay any royalty or other consideration to any Third Party that would not have been required had a license not been provided under this Agreement; (iv) a violation of any law, regulation, rule, code, order or other requirement of any federal, state, foreign, local, or other government body or the need for any additional permits, payments, authorizations, or approvals under any such law, regulation, rule, code, order or requirement. Notwithstanding, the provisions of clause
(iii) of this Section 1.5, an item of Technology or an Intellectual Property Right shall be deemed to be Controlled by TWTI for purposes of clause (iii) above, if ACLA agrees in writing to (A) reimburse TWTI for all amounts payable to a Third Party that would not have been required had a license not been provided under this Agreement or pay such amounts directly to such Third Party, at the election of TWTI, and (B) reimburse TWTI for fifty percent (50%) of any upfront, licensing, milestone or other consideration payable to such Third Party, (but excluding from this clause (B): (1) consideration payable as a result solely of the exercise of rights under such item of Technology or Intellectual Property Rights by other than entities acting by or under authority of the ACLA (i.e. running royalties) and (2) amounts included in clause (A) above).

     1.6. "Hosting Environment" shall mean the servers, and associated hardware, operated by TWTI or its hosting contractor at the facilities of TWTI or such contractor to host the Host Software. For clarity, the Hosting Environment shall be limited to the local area network of TWTI or its contractor at such facilities used to make the Host Software available, extending

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only to the routers of TWTI or its contractor used to host the Host Software, and excluding services performed by any party other than TWTI or its hosting contractor.

     1.7. "Host Software" shall mean the software, including any updates, improvements, enhancements, and modifications to such software, (i) made available by TWTI hereunder during the Term at the web address specified by TWT for "Host Software" or (ii) made by ACLA in accordance with Section 4.3; all of the foregoing to the extent all of the following is true: (A) it is directed at designing Invader Probes and Primary Probes for use in an Invader Reaction to detect and/or quantify deoxyribonucleic acid or ribonucleic acid; (B) it is designed to be hosted on servers for access over the Internet in the manner contemplated in this Agreement; and (C) it is reasonably necessary in order for ACLA to exercise its licenses in accordance with the License Agreement. For clarity, the Host Software shall not include any functionality or features to the extent not reasonably necessary for ACLA to exercise its rights under the License Agreement.

     1.8. "InvaderCreator Seat" shall mean a single Username, and associated Password, for access to or use of the InvaderCreator Software.

     1.9. "InvaderCreator Software" shall mean the Host Software, the Servlet and the Applet. Except to the extent otherwise expressly stated in this Agreement, InvaderCreator Software shall mean software only in machine readable format.

     1.10. "Password" shall mean a password issued by TWTI or ACLA in accordance with this Agreement for access to and use of the Host Software and Applet solely under the Username, and by the particular user, for which the password is issued.

     1.11. "Servlet" shall mean a Java class provided by TWTI that runs on a server in a Java Virtual Machine, that receives the design output sequences from the Applet, and which may be programmed to store such output on the server or at a storage location accessible to the server, including any updates, improvements, enhancements, and modifications that are provided by TWTI for purposes of providing such functionality or that are made by ACLA in accordance with this Agreement. Except to the extent otherwise expressly stated in this Agreement, Servlet shall mean software only in machine readable format.

     1.12. "TWTI Marks" shall mean the trademarks, trade names, and logos that are displayed by the InvaderCreator Software prior to release of the Source Code under Article 4, as updated by TWTI in accordance with this Agreement.

     1.13. "Release Condition" shall mean the occurrence of any of the following:

           1.13.1 the Host Software and/or Applet have been continuously unavailable under this Agreement at the web address specified by TWTI for a period of one (1) week due to the fault of TWTI and not due to an event of the type described in Section 9.3; or

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            1.13.2 the Host Software and/or Applet have been continuously unavailable under this Agreement at the web address specified by TWTI for a period of one (1) week due to an event of the type described in Section 9.3, and TWTI has failed to resume availability within thirty (30) days after receiving written notice from ACLA after the occurrence of such unavailability; or

            1.13.3 TWTI has materially breached its representation and warranty set forth in Section 7.1.1 and has failed to cure the breach within ninety (90) days after receiving written notice thereof from ACLA; or

            1.13.4 TWTI has provided written notice to ACLA in which TWTI indicates that it plans discontinue its efforts to make the InvaderCreator Software available in accordance with this Agreement and that ACLA is free to exercise its rights in accordance with Article 4; or

            1.13.5 (i) TWTI has made a change to the InvaderCreator Software that it makes available under this Agreement which ACLA reasonably believes materially adversely affects the performance or compatibility of the Invader Probe or Primary Probe designs generated by the InvaderCreator Software for use in Licensed Products, or has made a material change to its requirements for the computers or software needed to access the InvaderCreator Software over the Internet that would require ACLA and Authorized Designees to incur substantial additional cost, (ii) ACLA has notified TWTI of such belief and its desire to have TWTI continue to make the prior version of the InvaderCreator Software available under this Agreement, and (iii) TWTI has failed to notify ACLA in writing within one (1) week after TWTI's receipt of such notice from ACLA that TWTI agrees to make the prior version so available or has failed to continue to make such prior version so available within one (1) week after TWTI's receipt of such notice from ACLA.

Notwithstanding anything to the contrary, unavailability arising out of or related to any hardware, software, facilities, or Technology other than the Host Environment and the InvaderCreator Software made available by TWTI shall not be considered to be unavailability within the meaning of this Section 1.11.

     1.14. "Source Code" means (i) any human perceivable form of the Invader Creator Software made available by TWTI under this Agreement, or the associated databases, and programmers' comments, technical specifications, flowcharts, written bug reports, and logic diagrams concerning such human perceivable code, each to the extent existing at TWT at the time of deposit; (ii) any human perceivable code or documentation made by ACLA based upon or derived from the foregoing Technology of TWTI, including without limitation all derivative works; and (iii) any portion or human perceivable derivatives or copies of any of the foregoing.

     1.15.  "Term" shall mean the term of this Agreement as set forth in Section
8.1 below.

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     1.16.  "Username" shall mean a username issued by TWTI or ACLA in accordance with this Agreement for access to and use of the InvaderCreator Software solely by the particular user of ACLA, or the Authorized Designee, for which the username is issued.

                                   ARTICLE 2

                              Network and Software

     2.1. Environment and Software. The Host Software operates on servers located at the facilities of TWTI or its contractor (except to the extent set forth in Article 4), the Applet operates on the Authorized User's local computer, and the Servlet operates on a server located at the facility of ACLA, its hosting contractor, an Enabled Customer, or a Manufacturing Distributor, provided that no more than a total aggregate amount of twenty five (25) Servlets will be installed on servers of Enabled Customers and Manufacturing Distributors. Access to and use of the Host Software, Applet and Servlet is limited to access and use in accordance with Articles 2 and 3 of this Agreement, except for backup rights of ACLA to the extent expressly set forth in Article 4 of this Agreement. The Applet may be accessed only at the web address specified by TWTI using a valid Username and Password; it being acknowledged and agreed that ACLA may include a link to such web address on ACLA's web site. TWTI may change the web addresses from time to time by providing ten (10) days advance written notice of the change to ACLA. Although the Applet can be operated only within such web site, it presents the web site to the Authorized User and processes the designs for Invader Probes and Primary Probes on the Authorized User's local computer. In order to create probe designs, the Authorized User will log in on such web site using the Username and Password and, after the Host Software downloads the Applet to the Authorized User's local computer, the Authorized User will enter input sequence information for generating the designs. The Applet creates the designs using such information and sends the designs to the Host Software or the Servlet as described in this Section 2.1 below. The sequence information entered by the Authorized User will not be sent to the Host Software, but the designs generated by the Applet will be sent to the Host Software unless the Applet is configured to send the output to a Servlet rather than the Host Software. Subject to the terms and conditions of this Agreement, ACLA and its Enabled Customers and Manufacturing Distributors may program the Servlet to store the designs on the server on which the Servlet is installed or at a location that ACLA or the applicable Authorized Designee makes accessible to the server and Servlet all as more fully described in
Section 2.4.2 below. ACLA shall provide to TWTI in advance the compatible network address of the server on which the Servlet will be installed so that the Applet may be configured to send its output to the Servlet consistent with TWTI's then current lead time. Nothing shall prevent TWTI from displaying its trademarks, trade names and logos on and through the InvaderCreator Software.

     2.2. Other Equipment and Software. Other than the Hosting Environment, the InvaderCreator Software, and the support described in Section 2.4, ACLA and its Authorized Designees shall be solely responsible for obtaining, configuring, maintaining, and operating at their sole cost and expense, all hardware, software, services, and other Technology that may be

                                      -5-

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necessary or desirable for accessing or using the InvaderCreator Software in accordance with TWTI's technical specifications as updated by TWT from time to time in its sole discretion, including computers, servers, web browsing software, Internet connections and accounts, and the like, or necessary to comply with ACLA's security obligations under this Agreement. For clarity, other than the support described in Section 2.4, ACLA shall be solely responsible for installing, configuring, programming, modifying, maintaining, and operating at its facilities, and the facilities of its Enabled Customers and Manufacturing Distributors described in Section 2.1, the Servlet provided by TWTI, including without limitation to program the Servlet to store output at desired storage locations and assisting and training its Manufacturing Distributors and Enabled Customers to install, configure, modify, program, maintain and operate the Servlet in accordance with the terms and conditions of this Agreement. ACLA may modify the Servlet, provided that no modifications to the Servlet shall be made that affect compatibility, interoperability, or operation with the Applet or Host Software, and TWT shall have no responsibility or obligation with respect to any Servlet that has been modified by ACLA.

     2.3.   Availability.

            2.3.1 Notwithstanding anything to the contrary, but subject to ACLA's rights in accordance with this Agreement under Article 4, TWTI shall have the right to make the InvaderCreator Software unavailable at any time for maintenance, updates, upgrades, or performance or other similar concerns. TWTI will attempt in good faith to provide ACLA with notice of such scheduled unavailability. ACLA acknowledges and agrees, however, that the InvaderCreator Software may also become unavailable from time to time as a result of events or factors that are beyond TWTI's reasonable control, including problems with hardware, networks, or software at the facilities of, and/or operated by, TWTI or its contractor; and force majeure events of the type contemplated in Section 9.3.

            2.3.2 NO INTERRUPTION, DISRUPTION, OR UNAVAILABILITY OF THE INVADERCREATOR SOFTWARE SHALL BE CONSIDERED TO BE A BREACH BY TWTI, AND TWTI SHALL HAVE NO LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY SUCH EVENT, IT BEING ACKNOWLEDGED AND AGREED THAT ACLA'S BACKUP RIGHTS IN ARTICLE 4 BELOW SHALL BE ACLA'S SOLE REMEDY, AND TWTI'S SOLE AND EXCLUSIVE LIABILITY, ARISING OUT OF ANY INTERRUPTION, DISRUPTION, OR UNAVAILABILITY AND FOR ANY BREACH OF THIS AGREEMENT BY TWTI.

            2.3.3 The Host Software and Applet shall be deemed to be available, except during each period of time commencing with TWTI's receipt of written notice from ACLA that the Host Software and Applet is unavailable at the web address specified by TWTI under Section 2.1 and ending at such time as the Host Software and Applet are again available.

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     2.4.   Support.

            2.4.1 General. Other than providing to ACLA in accordance with TWTI's standard practices from time to time a copy of any end user documentation for the InvaderCreator Software that TWTI may provide under this Agreement and providing the assistance described in Section 2.4.2 in connection with an initial Servlet, TWTI shall have no obligation or responsibility for providing any assistance, support or documentation, whether to ACLA or otherwise, in connection with this Agreement or any InvaderCreator Software. ACLA shall ensure that all Authorized Users and Authorized Designees contact ACLA, and not TWTI, with questions or concerns regarding access to or use of the InvaderCreator Software, including the Servlet.

            2.4.2 Servlet. The Servlet will be a Java class that ACLA may program to store probe designs output by the Applet on the server on which the Servlet is installed or at other compatible network addresses that ACLA or its Enabled Customer or Manufacturing Distributor, as applicable, make available to such server and Servlet. TWTI will provide the Servlet to ACLA and will provide assistance and information that is reasonably necessary to enable a software engineer employed by ACLA to install and operate one initial Servlet on a server on a local area network at ACLA's facilities to receive output from Applets used on computers also on such local area network. Such engineer shall be of ordinary skill in programming Java and other applicable software.

     2.5. InvaderCreator Updates and Upgrades. Subject to the terms and conditions in this Agreement, including this Section 2.5 below and Section 1.13, it is acknowledged and agreed that TWTI may update, upgrade, and otherwise modify the InvaderCreator Software at any time in its sole discretion, and that such modifications may result in materially different functionality, features, performance, or compatibility. Subject to the terms and conditions of this Agreement, TWTI agrees that it will include in the InvaderCreator Software updates, upgrades and other modifications created by or on behalf of TWTI to the InvaderCreator Software previously available hereunder, provided that the updates, upgrades, and modifications have been made generally commercially available by TWTI to its customers in the manner described in this Agreement, are Controlled by TWTI, and are primarily directed at designing Primary Probes and Invader Probes for Invader Reactions that detect and/or quantify deoxyribonucleic acid or ribonucleic acid.

            2.5.1 Particular Updates. TWTI is in the process of modifying the InvaderCreator Software to include functionality for batch processing of input sequences and for output in text format. Additionally, while the Applet currently performs probe design processing on the local computer on which the Applet is installed, TWTI understands that ACLA desires that a Servlet be provided that includes additional functionality that would enable the user to save output files directly to a programmable location, rather than being sent to the Host Software. TWTI anticipates that the InvaderCreator Software will be updated to include functionality for batch processing of input sequences, and to allow text output to be saved to a programmable location, by the end of the first calendar quarter of calendar year 2003, and TWTI

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agrees to use its commercially reasonable efforts to make such functionality available by such time. It is understood and agreed, however, that such timing is an estimate only and that TWTI shall not be considered to be in breach of this Agreement as a result of any updates not being completed or included by such timing provided that TWTI used and continues to use its commercially reasonable efforts to complete and make such updates available by such time or as soon as practicable thereafter. Because the development will require collaboration with ACLA, ACLA shall provide assistance and cooperation as reasonably requested by TWTI in connection with the development, including providing access to ACLA's facilities as reasonably requested by TWTI in order to install and test the updates and software, or otherwise for purposes of the development, and making available qualified technical employees to assist TWTI in the development. TWTI shall not be responsible for any delays or incomplete development as a result of any failure by ACLA to provide assistance or cooperation.

              2.5.2 Limitations. Notwithstanding anything to the contrary, TWTI shall have no obligation to include in the InvaderCreator Software any software that TWTI reasonably determines (i) provides or includes functionality or features not reasonably necessary for designing Invader Probes or Primary Probes for Invader Reactions in the Gene Expression Field or Genotyping Field; (ii) is not Controlled by TWTI or will not be made generally available by TWTI to its end user customers as part of TWTI"s software for designing such Invader Probes and Primary Probes in the manner described in this Agreement; or (iii) is in a beta, test, or other form that may not be suitable for general commercialization. Subject to the terms and conditions of this Section 2.5, TWTI shall have no obligation to make any updates, upgrades or modifications to the InvaderCreator Software or perform any custom development. EXCEPT FOR RELEASE OF THE SOURCE CODE IN ACCORDANCE WITH THIS AGREEMENT AND THE ESCROW AGREEMENT, TWTI SHALL HAVE NO RESPONSIBILITY OR LIABILITY ARISING OUT OF ANY CHANGES TO THE INVADERCREATOR SOFTWARE.

                                   ARTICLE 3

                                 ACCESS AND USE

     3.1. Administrators. Each of ACLA and TWTI will appoint an administrator ("Administrator") who will serve as the primary point of contact with the other Party with regard to access to and use of the InvaderCreator Software under this Agreement. ACLA's Administrator will be responsible for requesting Usernames and Passwords from TWTI as set forth in Section 3.3 below, for coordinating with TWTI's Administrator with respect to all other communications regarding the InvaderCreator Software hereunder, and for ensuring that ACLA provides assistance needed by TWTI in connection with the development as described in Section 2.5.1. The initial Administrator for each Party shall be as follows and may be changed, subject to the foregoing, by providing written notice of the change to the other Party:

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            TWTI:                           ACLA:

            Name: Steve Ray                 Name: Mary Stepp
                  ---------                       ----------
            Position: Director of IT        Position: IT Manager
                      --------------                  ----------
            Voice: 608-273-8933             Voice: 650 210 2966
                   ------------                    ------------
            E-mail: sray@twt.com            E-mail: mstepp@aclara.com
                    ------------                    -----------------

      3.2. Access and Use Rights. Subject to the terms and conditions of this Agreement, TWTI hereby grants to ACLA a non-exclusive, non-transferable (except as set forth in Section 9.2), fee bearing license, without the right to grant or authorize sublicenses except as expressly set forth in Sections 3.3 and 3.4, to access and use the InvaderCreator Software made available by TWTI hereunder in the manner described in Section 2.1 solely to generate designs for eTag Probes and Invader Probes manufactured and distributed, and used in License Product, in accordance with the License Agreement. It is acknowledged and agreed that the InvaderCreator Software outputs Primary Probe designs, rather than eTag Probe designs, and that ACLA will be responsible for using the Primary Probe designs output by the InvaderCreator Software to create eTag Probe designs. There shall be no access to or use of the Host Software or Applet under this Section 3.2, except for (i) access by the Authorized User, logged in under the Username and Password issued to the Authorized User, to the Host Software hosted by TWTI (or hosted by ACLA under Article 4); and (ii) use by such logged in Authorized User of the InvaderCreator Software; each only as contemplated and allowed by the user interface displayed by the InvaderCreator Software. There shall be no access to or use of the Servlet except for access and use by ACLA, and its Manufacturing Distributors and Enabled Customers, of the Servlet installed on the servers of ACLA, its hosting contractor, Enabled Customer, or Manufacturing Distributor, to the extent allowed and described in this Agreement. If ACLA, or a Manufacturing Distributor or Enabled Customer, desires to use a contractor to host the Servlet, ACLA, or the Manufacturing Distributor or Enabled Customer, as applicable shall first enter into a written agreement with the contractor that is at least as protective of TWTI and the Servlet as the terms and conditions of this Agreement.

      3.3.  Usernames and Passwords.

            3.3.1 Issuer. Usernames and Passwords will be issued by either ACLA or TWTI in accordance with this Section 3.3. To the extent that TWTI maintains remote access for ACLA to issue Usernames and Passwords, ACLA's Administrator shall be responsible for such issuance; it being acknowledged that TWTI will have the right to monitor Usernames and Passwords on its system. If TWTI does not maintain such access for ACLA, TWTI will issue Usernames and Passwords, subject to the terms and conditions of this Agreement, based upon written requests provided by ACLA's Administrator to TWTI's Administrator.

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            3.3.2  Users. Usernames and Passwords shall be issued only for employees of ACLA and its Authorized Designee that have responsibilities in the ordinary course of such employment that include Invader Probe design and/or eTag Probe design for Licensed Product, and for which access is reasonably necessary to exercise the rights of ACLA or the Authorized Designee, as applicable, all in accordance with the License Agreement.

            3.3.3 Restricted Disclosure and Use. Usernames and Passwords will be used only by the Authorized User for which they are issued by TWTI or ACLA. Any unauthorized use or disclosure of a Username or Password shall be deemed to be an unauthorized use or disclosure by ACLA and the Authorized Designee that employs the Authorized User for which the Username and Password were issued; provided that TWTI agrees that it will not terminate this Agreement for such a breach by Authorized Users employed by an Authorized Designee not Affiliated with ACLA unless there has been a material breach by ACLA of Section 3.4 below.

            3.3.4 Termination and Expiration. Each Username and Password shall expire automatically one (1) year after activation; provided that Usernames and Passwords may be renewed in accordance with this Section 3.3 in the same manner as set forth above. TWTI shall have the right to deny the issuance of, and terminate, Usernames and Passwords for any Authorized Designee, or individual, which has been responsible for an unauthorized use, disclosure, or other exploitation, whether of InvaderCreator Software, License Product, Invader Probes, Primary Probes (including eTag Probes), Cleavage Enzyme, or otherwise, under this Agreement or the License Agreement.

      3.4. Authorized Users and Designees. Each of ACLA and its contractors and Authorized Designees shall be responsible for all actions and inactions of its employees. Additionally, ACLA shall use all reasonable commercial efforts to limit the use of the InvaderCreator Software and TWTI's Confidential Information to access and use in accordance with this Agreement, to terminate and cure promptly any unauthorized use or other exploitation that comes to ACLA's attention, and to obtain terms consistent therewith in its agreements with others pursuant to this Agreement, including without limitation the right to terminate the applicable party's rights upon notice and failure to cure within thirty (30) days. Prior to requesting or issuing a Username or Password under this Agreement for an employee of an Authorized Designee, providing a Servlet to a Manufacturing Distributor or Enabled Customer, or otherwise providing the Authorized Designee with access to the InvaderCreator Software, ACLA shall enter into a written agreement with the Authorized Designee that is materially as protective of TWTI, the InvaderCreator Software, and TWTI's other Confidential Information as the terms and conditions of Articles 2, 3, 5.6, 5.7, 6, 7, and 8 of this Agreement.

      3.5. Other Restrictions. None of ACLA, and the Authorized Users and Authorized Designees, shall interfere with the operation of the InvaderCreator Software, TWTI's networks or servers, or any other Technology, equipment or facilities of TWTI, including data and applications. ACLA acknowledges and agrees that the Technology used in or by the InvaderCreator Software is sensitive trade secret information of TWTI. Accordingly, in order to protect such trade secrets and TWTI's other rights in and to the InvaderCreator Software and the

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related Technology, none of ACLA, or the Authorized Users or Authorized
Designees, shall, except to the extent that such restrictions are prohibited by applicable law:

            3.5.1 attempt to delete, disable, or otherwise circumvent any security measures implemented by TWTI with respect to the InvaderCreator Software, or TWTI's networks or servers, or other Technology, equipment or facilities;

            3.5.2 except to the extent expressly authorized in Article 4, reproduce, alter, create derivative works of, disassemble, de-compile, interrogate, translate, transmit, decode, or otherwise reverse engineer any portion of the InvaderCreator Software, or attempt to derive the source code of or the algorithms or Technology (including data and databases) used in or by any portion of the InvaderCreator Software;

            3.5.3 except to the extent expressly authorized in Article 4, write or develop any software based upon or developed with reference to (i) the InvaderCreator Software, (ii) any Technology embodied in the InvaderCreator Software or the Source Code, or (iii) any other Confidential Information of TWTI;

            3.5.4 allow access to or use of the InvaderCreator Software by or for the benefit of any party other than ACLA or the applicable Authorized Designee; or

            3.5.5 assist, permit or authorize any entity to perform any of the activities prohibited by this Agreement.

      3.6. License to TWTI. Subject to the terms and conditions of this Agreement, ACLA hereby grants to TWTI a worldwide, perpetual, non-terminable, royalty-free, fully paid up, non-exclusive license under all issued Patent claims for inventions based upon or arising out of the Source Code or the exercise of rights under Article 4, with the right to grant and authorize sublicenses solely in connection with the license or sublicense of other material Intellectual Property Rights owned or controlled by TWTI, to make, have made, use, sell, have sold, offer for sale, import, distribute, disclose, reproduce, and otherwise exploit any and all products, components and services.

      3.7. No Other Rights. No access or use shall be made or attempted under the licenses granted by TWTI in this Agreement, except as necessary to exercise rights of ACLA or the Authorized Designee, as applicable, in accordance with the License Agreement, and all other access and use is unlicensed and hereby prohibited. ACLA acknowledges and agrees that the authorizations provided herein do not provide ACLA with any ownership of the InvaderCreator Software, but only an authorization for limited access and use in accordance with this Agreement. ALL RIGHTS NOT EXPRESSLY GRANTED HEREIN ARE RESERVED TO TWTI.

                                    ARTICLE 4

                                 BACK-UP RIGHTS

      4.1. Escrow. ACLA and TWTI will agree upon a mutually acceptable escrow agent and escrow agreement within thirty (30) days after the Effective Date, such agreement not to be unreasonably withheld by either Party. Within fifteen
(15) days after the Parties agree upon the escrow agent and an escrow agreement in accordance with this Section 4.1, TWTI shall place in escrow the Source Code for the InvaderCreator Software.

            4.1.1 Updates. TWTI shall update the Source Code no less often than once per calendar year prior to release if material changes have been made, provided that the updated Source Code and the immediately preceding Source Code shall both be maintained in escrow.

            4.1.2 Release. The Source Code deposited in escrow will be released to ACLA only upon the occurrence of a Release Condition, provided that a Release Condition shall be deemed to have not occurred if attributable to the actions of any Third Party with respect to the Hosting Environment or InvaderCreator Software and TWTI is using all reasonable commercial efforts to work with the Third Party to remedy the cause of the unavailability. Deposit and release under the escrow agreement will be subject to the terms and conditions of the escrow agreement. All Source Code released to ACLA, and the Technology used by or incorporated in the Source Code, shall be treated as the Confidential Information of TWTI under this Agreement and not the License Agreement, and shall be used only by ACLA in accordance with this Article 4. TWTI shall have no further obligations under this Agreement upon any release of the Source Code to ACLA, including no further obligations to provide updates or improvements.

            4.1.3 Audits. ACLA shall have the right to have an independent technical auditor that is approved by TWT, which approval will not be unreasonably withheld, inspect the Source Code to confirm that it has been deposited for purposes of ACLA's exercise of its rights under this Section 4.1; provided that the auditor shall be required to enter into a reasonable confidentiality agreement with TWT.

            4.1.4 Fees. ACLA shall be solely responsible for, and will indemnify TWTI from and against, the fees payable to the escrow agent(s) in connection with this Agreement or the escrow agreement described in this Section 4.1.

      4.2. Source Code Protections. ACLA shall not copy, duplicate or otherwise reproduce the Source Code in any manner except that ACLA shall have the right to make one (1) backup copy of the Source Code, additional copies solely as reasonably necessary to exercise its rights under Section 4.3, and the executable code copies authorized in Section 4.3; provided that all such copies shall be destroyed upon termination or expiration of this Agreement. ACLA agrees to limit access to the Source Code twenty four (24) hours a day strictly to those employees of ACLA, and its contractors authorized in accordance with
Section 4.3, for which access is necessary in order to carry out the permitted uses of such Source Code under this Article 4. The

Source Code, including copies, shall be marked as the confidential and proprietary property of TWTI to which access is restricted, and shall be kept and used solely at ACLA's facilities first identified in this Agreement above. ACLA shall ensure that the Source Code cannot be accessed in any insecure manner from any network, computer or similar device outside of such facilities of ACLA. ACLA shall inform such employees and contractors of ACLA's obligation to maintain the confidentiality of the Source Code and other confidential information. ACLA shall keep records of all person who have access to the Source Code and shall use all reasonable commercial efforts to ensure that such employees and contractors abide by the terms of such obligations. No later than five (5) days after TWTI's written request, ACLA shall provide such records to TWTI for review; provided that ACLA shall not be required to provide such records to TWTI more than one (1) time in any thirty (30) day period. In no event shall the Source Code be used in any way, either directly or indirectly, for the development of products, software, or Technology not contemplated in
Section 4.3.

      4.3. Source Code License. Subject to the terms and conditions of this Agreement, including Section 4.5 and Article 6 below, TWTI hereby grants to ACLA a non-exclusive, non-transferable (except as set forth in Section 9.2) license, without the right to grant or authorize sublicenses, to use the Source Code released from escrow as necessary to create during the Term derivative works of the InvaderCreator Software made available by TWTI under this Agreement that are reasonably necessary for ACLA to exercise its rights under the License Agreement. For clarity, derivative works of the Host Software shall be limited to those that are within the scope of subparagraphs (A), (B), and (C) of Section
1.7 above. ACLA shall have the right to exercise the foregoing license using contractors that have been approved in advance by TWTI in writing, such approval not to be unreasonably withheld, provided that ACLA has entered into a written agreement with the contractor that is at least as protective of TWTI and such Source Code as the terms and conditions of this Agreement. ACLA shall make TWTI a third party beneficiary with the power to enforce such agreements against the contractor. The resulting modified Source Code shall be used solely as necessary to compile such Source Code into machine readable format, and the resulting machine readable code shall be used solely in accordance with Section 4.4. ACLA shall have the right to make a reasonable number of copies of the Source Code in machine readable format as necessary to host the InvaderCreator Software in accordance with Section 4.4.

      4.4. Hosting License. Subject to the terms and conditions of this Agreement, including Section 4.5 below, TWTI hereby grants to ACLA a non-exclusive, non-transferable (except as set forth in Section 9.2) license, without the right to grant or authorize sublicenses, to use a machine readable version of the Source Code released from escrow, as may be modified under
Section 4.3, installed on servers located at the facilities of ACLA or its hosting contractor as necessary to host during the Term the InvaderCreator Software in the same manner as hosted by TWTI or TWTI's contractor. For clarity, ACLA shall have the right to exercise its rights under this Section 4.4 by having its contractor host the InvaderCreator Software for ACLA; provided that ACLA has entered into a written agreement with the contractor that is at least as protective of TWTI and the InvaderCreator Software as the terms and conditions of this

Agreement. Notwithstanding anything to the contrary, access to and use of the InvaderCreator Software, when hosted by ACLA or its contractor, shall be in accordance with the terms and conditions of this Agreement, including the license under Article 3 and associated restrictions, excepting only that ACLA or its contractor shall host the Host Software, rather than TWTI or TWTI's contractor. For clarity, access and use shall be username and password restricted in no less protective of a manner as was followed by TWTI. ACLA shall implement security and other procedures and precautions reasonably requested by TWTI, provided that the procedures or precautions were implemented by TWTI during the Term or are otherwise consistent at the then current time with reasonable procedures or precautions taken by software companies hosting, and making available to third parties, software that contains their most sensitive trade secrets.

      4.5.  Restrictions. ACLA agrees that it will not exercise any rights under
Section 4.3 or 4.4 except during the Term after both the occurrence of a Release Condition and release of the Source Code to ACLA in accordance with this Agreement.

      4.6. Fees. After the occurrence of a Release Condition and release of the Source Code in accordance with this Agreement, fees for each InvaderCreator Seat shall continue to be payable to TWTI in accordance with Article 5, except that the amount of the payment to TWTI shall be a one time payment of *** for each new InvaderCreator Seat in the event that the Source Code is released to ACLA and TWTI has no further obligations under this Agreement. For clarity, a *** payment shall be made for each individual that accesses or uses the InvaderCreator Software, but no additional payment shall be required for the same individual.

      4.7.  Trademarks.

            4.7.1  Trademark License. All InvaderCreator Software created under
Section 4.3 and hosted under Section 4.4 shall continue to display the TWTI Marks, and other proprietary markings of TWTI, in no less desirable a manner than was displayed by TWTI prior to release of the Source Code, and no additional trademarks, trade names, or logos, other than those of ACLA shall be added or displayed. TWTI hereby grants to ACLA a non-exclusive, non-transferable, royalty free license to display the TWTI Marks during the Term in such manner after release of the Source Code in accordance with this Agreement. ACLA agrees to conduct business related to the InvaderCreator Software in a manner that reflects favorably at all times on the products, goodwill, and reputation of TWTI. All ownership and goodwill arising out of the use of the TWTI Marks shall vest in and inure solely to the benefit of TWTI. TWTI reserves all rights regarding its trademarks, trade names, and logos not expressly granted to ACLA.

_____________
   ***Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

            4.7.2 Guidelines for use of Marks. All representations of TWTI Marks that ACLA intends to use shall first be submitted to TWTI for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by TWTI and shall in any event comply with usage guidelines as established by TWTI from time to time. After written request of ACLA following release of the Source Code from escrow, TWTI will deliver to ACLA the then current version of such guidelines. TWTI may change its trademarks, trade names, and logos, and usage guidelines, to be used hereunder only upon ninety (90) days prior written notice to ACLA, setting forth in such notice the changes. Changes shall be limited to changes that are generally applicable to other uses of the trademarks, trade names, and logos by TWTI and its licensees thereof. From and after the end of such ninety (90) day period, as so designated in the notice, any trademarks, trade names, and logos that are to be deleted shall cease to be a TWTI Mark, any trademarks, trade names, and logos that are to be added shall thereafter be deemed to be a TWTI Mark and changes to the usage guidelines shall take effect. ACLA shall solely bear all costs and expenses that result from a change requested by TWTI.

            4.7.3 Quality Control and Other Restrictions. To enable TWTI to monitor the quality of the InvaderCreator Software in connection with which its trademarks, trade names, and logos are used, and the manner in which it is made available, ACLA shall provide to TWTI, as reasonably requested by TWTI from time to time, reasonable access to and use of the InvaderCreator Software made available by ACLA under this Agreement, without charge, for such purposes as well as documentation showing the amount of down time and other access and performance issues and customer complaints. Without limiting the foregoing, all InvaderCreator Software created by ACLA, and the manner in which it is made available, shall be of at least the quality of the software that TWTI makes available, and the availability provided by TWTI, under the TWTI Marks, and no less than reasonable quality. In addition, ACLA shall maintain reasonable quality control procedures consistent with industry standards for all such InvaderCreator Software and availability.

            4.7.4 Recordation. In those countries where a license to use trademarks, trade names, or logos must be recorded, TWTI shall have the right to provide and record a separate license for such licenses to ACLA hereunder. ACLA shall cooperate in the preparation and execution of such documents. Upon termination of a license, ACLA shall cooperate in the cancellation of any such licenses recorded or entered into in applicable countries.

            4.7.5 Mark Infringement. ACLA shall notify TWTI promptly upon learning of any actual, alleged, or threatened infringement of, or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or similar offenses relating to, the trademarks, trade names, or logos of TWTI.

                                    ARTICLE 5

                   FEE, PAYMENT, AND RECORD KEEPING PROVISIONS

      5.1. Fee. Except as set forth in Section 4.6, ACLA, shall pay to TWTI a one time payment of *** for each InvaderCreator Seat. For clarity, a *** payment shall be made for each individual that accesses or uses the InvaderCreator Software, but no additional payment shall be required for the same individual.

      5.2. Payment. ACLA shall make full payment to TWTI for all InvaderCreator Seats issued in a calendar quarter no later than thirty (30) days after then end of the calendar quarter. Concurrent with each payment, ACLA provide a written report to TWTI setting forth the total number of Authorized Users for which Usernames and Passwords have been issued in such calendar quarter.

      5.3. Mode of Payment. All payments shall be made by check or direct wire transfer of United States Dollars in immediately available funds in the requisite amount to such bank account as TWTI may from time to time designate by written notice to ACLA.

      5.4. Taxes. Fees do not include, and payments will be made without reduction for, taxes (such as, without limitation, sales and withholding taxes), fees or charges. If TWTI has the legal obligation to collect and/or pay any sales, use, excise, value added, or similar taxes in connection with this Agreement, or rights granted hereunder, then the appropriate amount shall be invoiced to and paid by ACLA, unless ACLA provides TWTI with a valid tax exemption certificate authorized by the appropriate taxing authority. Any taxes, duties, fees, and charges shall otherwise be the sole responsibility of, and shall be paid by, ACLA, and ACLA shall indemnify TWTI from and against all such amounts, other than taxes on TWTI's income. ACLA shall provide TWTI with official receipts issued by the appropriate taxing authority, or such other evidence, each as is reasonably requested by TWTI to establish that such amounts have been properly paid.

      5.5. Late Payment. Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. This Section 5.4 shall in no way limit any other remedies available to either Party.

      5.6. Records. ACLA shall keep, and shall cause its Authorized Designees and contractors to keep, complete, true and accurate books of account and records sufficient to

_________________
*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

determine and establish compliance with the terms and conditions of this Agreement. For clarity, such records shall show the identity of all individuals that have accessed the InvaderCreator Software, the Username and Password associated with each individual, and the identity of the corresponding Authorized Designee. Such books and records shall be kept reasonably accessible for three (3) years following the end of the calendar quarter to which they pertain and shall be made available for inspection throughout such three (3) year period by an independent third party auditor selected by TWTI for such purposes in accordance with Section 5.4 below.

      5.7.  Audits.

            5.7.1 Audit Rights; Procedure. Upon the written request of TWTI, and not more than twice in each calendar year (for each entity), ACLA and its Authorized Designees shall permit an independent auditor of an internationally recognized standing selected by TWTI, and reasonably acceptable to ACLA, at TWTI's expense, to have access during normal business hours, and upon reasonable prior written notice, only to such of the records of ACLA and the Authorized Designees as may be reasonably necessary to confirm compliance with license restrictions. For clarity, the auditor appointed by TWTI shall have the right to inspect ACLA's agreements with Authorized Designees to confirm compliance with license restrictions. The auditor, as applicable, will disclose to TWTI whether the license restrictions have been complied with and, if the auditor believes there may be a non-compliance, all information relevant to the non-compliance.

            5.7.2 Cost Reimbursement. If such auditor concludes that there was a material non-compliance with a license restriction or a material breach of a material term of this Agreement, then ACLA shall reimburse TWTI for its reasonable costs related to such audit and TWTI shall be entitled to an additional audit in such calendar year.

            5.7.3 Confidentiality. TWTI shall treat all information subject to review under this Section 5.5 as Confidential Information of ACLA in accordance with the confidentiality provisions of the License Agreement, and will cause its accounting firm to enter into a confidentiality agreement consistent with the License Agreement, obligating such firm to retain all such information in confidence pursuant to such confidentiality agreement.

            5.7.4 Audit Disputes. If ACLA in good faith disputes the conclusion of the auditor under Section 5.7.2 above, then ACLA will inform TWTI by written notice within ten (10) business days of receiving a copy of the audit containing such conclusion, specifying in detail the reasons for disputing such conclusion. The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that such Parties are unable to resolve such dispute within thirty (30) days after the audit, the matter will be resolved in accordance with Section 9.7 regarding dispute resolution.

                                    ARTICLE 6

                          CONFIDENTIALITY AND SECURITY

      6.1. Confidential Information. "Confidential Information" means any and all information that is disclosed by TWTI in written or other similar form, by inspection of tangible objects, orally, or otherwise in connection with this Agreement that if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature and that, if orally disclosed, is indicated orally by TWTI at the time of such disclosure to be confidential or proprietary and is confirmed as being confidential or proprietary by TWTI in a writing, designated as "Confidential" or with similar designation, and delivered to the receiving Party within thirty
(30) days of such oral disclosure.

             6.1.1 License Agreement. For clarity, information disclosed by ACLA in connection with this Agreement, including any probe designs created by the InvaderCreator Software which are transmitted to TWTI prior to implementation of the changes described in Section 2.5.1, shall be treated as "Confidential Information" of ACLA under, and to the extent set forth in, the License Agreement. Information disclosed by TWTI in connection with this Agreement, or in connection with the InvaderCreator Software or use or access thereof, shall be treated as Confidential Information of TWTI under, and to the extent set forth in, this Agreement and not under the License Agreement. In the case of doubt as to whether or not information disclosed by TWTI is Confidential Information under this Agreement or under the License Agreement, it shall be deemed to be Confidential Information under this Agreement and not the License Agreement.

             6.1.2 InvaderCreator Information. Notwithstanding anything to the contrary, and whether or not marked or designated as such, the InvaderCreator Software itself and the Source Code, and all information embodied in the InvaderCreator Software or the Source Code, such as information concerning the algorithms, processes, procedures or other Technology incorporated in or used by the InvaderCreator Software, or the manner in which the InvaderCreator Software operates, shall be deemed to be the Confidential Information of TWTI under this Agreement and not under the License Agreement.

      6.2. Obligations. ACLA and each contractor and Authorized Designee shall keep, and will ensure that its officers, directors, employees and agents keep, completely confidential and will not publish or otherwise disclose and will not use except as expressly permitted in this Agreement any Confidential Information of TWTI. The foregoing obligations will not apply to any information to the extent that it can be established by the receiving Party that such information:

             6.2.1 was already known to the receiving Party as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;

             6.2.2 was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the receiving Party;

             6.2.3 became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

             6.2.4 was subsequently lawfully disclosed to the receiving Party by a Third Party other than under an obligation of confidentiality and other than in contravention of a confidentiality obligation of such Third Party; or

             6.2.5 was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party as evidenced by the written records of the receiving Party.

Each of ACLA and its contractors and Authorized Designees shall obtain written agreements from each of its employees and contractors having access to TWTI's Confidential Information under this Agreement materially as protective of the Confidential Information as the terms and conditions of this Article 6.

      6.3. Other Permitted Use and Disclosures. Notwithstanding the provisions of Section 6.2, the Confidential Information of TWTI may be disclosed to the extent such disclosure is reasonably necessary to comply with applicable governmental laws, regulations, or orders; provided that if a party is required to make any such disclosure, it will, to the extent it may legally do so, give reasonable advance notice to TWTI of such disclosure and will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

      6.4. Terms of Agreement. Neither Party shall disclose or make any public announcements concerning this Agreement or the terms hereof, including, without limitation, the existence and terms or conditions of this Agreement, without the prior written consent of the other Party. Notwithstanding the foregoing, each Party shall have the right to issue a press release accordance with the License Agreement and shall have the right to disclose the existence and terms and conditions of this Agreement: (i) to advisors and investors on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as required in connection with any government or regulatory filings, including without limitation filings with the SEC, provided that such disclosing Party shall: (i) give reasonable advance written notice to the non-disclosing Party of the proposed disclosure and the reason for such disclosure; (ii) consider in good faith comments and requests of the non-disclosing Party regarding such proposed disclosure that are received by the disclosing Party within two (2) business days after the non-disclosing Party's receipt of the proposed disclosure; and (iii) use reasonable efforts to secure confidential treatment of such disclosed information.

      6.5. Markings. ACLA and its Authorized Designees shall not remove or obscure any trademark, trade name, copyright notice, patent marking or other proprietary notice from the InvaderCreator Software, Source Code, or any materials provided or made available by TWTI in connection with this Agreement. In addition, ACLA shall use reasonable commercial efforts to mark Source Code created under Article 4 as the Confidential Information of TWTI and ACLA and shall mark such Source Code and the resulting InvaderCreator Software with appropriate markings as reasonably necessary to protect and preserve TWTI's and ACLA's rights with respect to their Intellectual Property Rights under applicable law.

      6.6. Security. ACLA shall immediately notify TWTI in writing if ACLA becomes aware of any circumstances under which any unauthorized access or use of the InvaderCreator Software or Source Code may have occurred, or the InvaderCreator Software, or TWTI's other Technology, otherwise may have been exposed to prejudice or loss. Without limiting the foregoing, ACLA shall, at its sole cost and upon TWTI's request, take all actions necessary to remedy and cure any unauthorized use and disclosure that may have occurred under such circumstances.

                                   ARTICLE 7

                       DISCLAIMERS/LIMITATION OF LIABILITY

      7.1.   InvaderCreator Software.

             7.1.1 TWTI represents and warrants to ACLA that the InvaderCreator Software does not (i) to its knowledge as of the Effective Date infringe the Patent rights of any Third Party; or (ii) infringe the copyright or trade secret rights of any Third Party.

             7.1.2 ACLA'S SOLE AND EXCLUSIVE REMEDY, AND TWTI'S SOLE AND EXCLUSIVE LIABILITY, FOR BREACH OF THE REPRESENTATION OR WARRANTY IN SECTION
7.1.1 SHALL BE RELEASE OF THE SOURCE CODE FROM ESCROW IN ACCORDANCE WITH THIS AGREEMENT.

      7.2. No Other Warranties. Except as set forth in Section 7.1.1, THE INVADERCREATOR SOFTWARE IS MADE AVAILABLE "AS IS" AND ON AN "AS AVAILABLE" BASIS, AND ALL ACCESS AND USE IS AT THE RISK OF ACLA, ITS AUTHORIZED DESIGNEES, AND USERS. TWTI DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND TITLE, AND ANY AND ALL WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. TWTI DOES NOT

REPRESENT OR WARRANT THAT ACCESS TO OR USE OF THE INVADERCREATOR SOFTWARE WILL BE UNINTERRUPTED, ERROR-FREE, USEFUL, OR SECURE, OR THAT THE INVADERCREATOR SOFTWARE WILL BE ACCESSIBLE AT ANY PARTICULAR TIME.

      7.3. Loss of Data. TWTI SHALL HAVE NO LIABILITY OR RESPONSIBILITY ARISING OUT OF OR AS A RESULT OF ANY LOSS OF DATA OR INFORMATION, WHETHER OR NOT STORED BY TWTI. ACLA and its Authorized Designees shall be solely responsible for maintaining and backing up all data and other information related to or in connection with the use of the InvaderCreator Software, even if the user chooses to have TWTI maintain data on TWTI's systems.

      7.4. Output. TWTI DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE QUALITY, RELIABILITY, USEFULNESS, OR SAFETY OF THE OUTPUT OR RESULTS GENERATED BY THE INVADERCREATOR SOFTWARE OR ANY PRODUCTS OR PROBES BASED THEREON. TWTI HEREBY DISCLAIMS ALL RESPONSIBILITY, AND SHALL HAVE NO LIABILITY, WHETHER TO ACLA OR OTHERWISE, DUE TO ANY SUCH OUTPUT, PRODUCTS, OR PROBES, WHETHER FOR INFRINGEMENT OR OTHERWISE, except to the extent set forth in the License Agreement.

      7.5. Disclaimer of Liability. IN NO EVENT SHALL TWTI BE LIABLE FOR ANY LOST PROFITS OR REVENUE, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, ACCESS TO OR USE OF THE INVADERCREATOR SOFTWARE, OR THE RESULTS GENERATED THEREBY, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, OR BASED UPON CLAIMS OF CUSTOMERS OR OTHER THIRD PARTIES AND WHETHER OR NOT EITHER PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

                                    ARTICLE 8

                              TERM AND TERMINATION

      8.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until expiration or termination of the License Agreement for any reason, unless this Agreement is earlier terminated in accordance with its terms; provided that if the Source Code was properly released to ACLA in accordance with Article 4, and the escrow agreement described in Section 4.1, at least twelve (12) calendar months prior to expiration of the License Agreement, then this Agreement will not terminate as a result of expiration of the License Agreement, but shall remain subject to termination as set forth in this Agreement.

      8.2. Termination for Cause. Either Party shall have the right to terminate this Agreement upon final determination, in accordance with Section
9.7 below, of material failure by the other Party to comply with any material term or condition of this Agreement. Subject to the foregoing, a failure of ACLA to make payment shall be considered such a material failure if not cured within thirty (30) days after receiving written notice thereof.

      8.3.   Effect of Termination.

             8.3.1 Return of Materials. Within thirty (30) days after any termination or expiration of this Agreement, ACLA and its Authorized Designee's shall return or destroy any and all copies of the InvaderCreator Software and Source Code in the possession of ACLA or any other party pursuant to this Agreement.

             8.3.2 Accrued Liability. Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination or expiration has already accrued to the other Party prior to such time. Such termination or expiration will not relieve a Party from accrued payment obligations or from obligations which are expressly indicated in this Agreement to survive termination or expiration of this Agreement.

             8.3.3  Survival. Articles 1, 5, 6, 7 and 9, and Sections 2.3.2,
2.5.2 (last sentence), 3.3.3, 3.4 (first two sentences), 3.5, 3.6, 4.2, 4.6,
4.7.1 (last two sentences), 4.7.4, and 8.3 shall survive any termination or expiration of this Agreement. All other terms and conditions shall be deemed terminated and of no further force or effect. For avoidance of doubt, all access and use authorizations under this Agreement shall terminate immediately upon termination or expiration of this Agreement. All rights and licenses based upon the licenses to ACLA in this Agreement shall be terminated, and of no further force or effect.

                                    ARTICLE 9

                                     GENERAL

      9.1. Relationship of the Parties. The Parties are independent contractors. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will incur any debts or make any commitments for the other Party.

      9.2. Assignments. Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided, however, that a Party shall have the right to assign and otherwise transfer this Agreement as a whole without consent to any successor that

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acquires all or substantially all of the business or assets of such Party by way of merger, consolidation, other business reorganization, or the sale of stock or assets, provided that the assigning Party notifies the other Party in writing of such assignment, both the License Agreement and the Supply Agreement are concurrently transferred in their entirety to such successor in accordance with their terms, and such successor agrees in writing to be bound by the terms and conditions of this Agreement, the License Agreement, and the Supply Agreement. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 9.2 will be null and void.

      9.3. Force Majeure. Except with respect to payment of money, no Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The excused Party shall be excused for a time period reasonably sufficient to remedy the effects of such an event. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred thirty (30) days, the Parties hereto will consult with respect to an equitable solution.

      9.4. Entire Agreement of the Parties; Amendments. This Agreement, the Supply Agreement, the License Agreement, the Letter related to the Transition Manufacturing Plan, and the Letter related to InvaderCreator Access Prior to Implementation of Updates, all entered into concurrently, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and except as expressly provided in Section 2.1 of the License Agreement cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including, without limitation, the Development and Commercialization Agreement. No waiver, modification or amendment of any provision of this Agreement will be valid or effective unless made in writing and signed by the Parties.

      9.5. Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      9.6. Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of California, applicable to contracts entered into and to be performed wholly within the State of California, excluding conflict of laws principles.

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      9.7.   Dispute Resolution.

             9.7.1 General. Except as otherwise provided in this Section 9.7 below, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the Parties hereunder, either Party shall have the right to initiate dispute resolution by sending written notice of the dispute, and an intent to arbitrate such dispute, to the other Party; provided, however, that any dispute concerning the scope, construction, validity, enforceability or infringement of any Patent within the TWTI IP shall be heard and decided in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patent or Patents in question. Within twenty (20) days after such notice (either, a "Dispute Notice"), each Party shall cause its Chief Executive Officer or the Chief Executive Officer's high-level executive (at the senior vice president level or higher) to meet in person to negotiate in good faith a resolution to the dispute within twenty (20) days of the first such meeting. If the dispute is unresolved during such period, then any Party may initiate arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then in force. The Parties shall use their commercially reasonable efforts to conclude the arbitration within six (6) months after the arbitrator has been appointed. The venue of such arbitration shall be in Madison, Wisconsin for disputes brought by ACLA and Santa Clara County, California for disputes brought by TWTI.

             9.7.2 Judgments. An award rendered pursuant to this Section 9.7 shall be final and binding upon all parties participating in such arbitration. The arbitrator may, upon competent proof, grant any remedy or relief that the arbitrator deems just and equitable under the terms and conditions of this Agreement. Nothing in this Agreement shall be deemed as preventing any Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

             9.7.3 Preliminary Injunctions. Notwithstanding anything to the contrary in this Section 9.7, a Party shall have the right to seek a temporary restraining order or preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the decision of the arbitrator(s) on the merits under this Section 9.7.

      9.8. Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

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      If to TWTI, addressed to:

      Third Wave Technologies, Inc.
      502 South Rosa Road
      Madison, Wisconsin 53719
      Attn.: President
      Fax: 608-273-8618
      With a copy to:

      Wilson Sonsini Goodrich & Rosati
      650 Page Mill Road
      Palo Alto, California 94304-1050
      Attn.: Ian B. Edvalson, Esq.
      Fax: 650-493-6811

      If to ACLARA, addressed to:

      ACLARA BioSciences, Inc.
      1288 Pear Avenue
      Mountain View, California 94043
      Attn.: President and CEO
      Fax: 650-210-9271

      With a copy to:

      Latham & Watkins
      135 Commonwealth Drive
      Menlo Park, California 94025
      Attn.: Michael W. Hall, Esq.
      Fax: 650-463-2600

      9.9. Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

      9.10. Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, or causes an Intellectual Property Right of either Party to be unenforceable, such provision will be ineffective

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only to the extent of such prohibition, unenforceability, or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the applicable provision with a valid one which the Parties agree has effect that is consistent with the original provision. In the event the Parties do not agree upon such a substitute provision, either Party shall have the right to terminate this Agreement by providing sixty (60) days written notice of termination to the other.

      9.11. Compliance with Laws. Notwithstanding anything to the contrary contained herein, all rights and obligations of ACLA and TWTI are subject to prior compliance with, and each Party shall comply with, all United States and foreign export and import laws, regulations, and orders, and such other United States and foreign laws, regulations, and orders as may be applicable, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions.

      9.12. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

      IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

THIRD WAVE TECHNOLOGIES, INC.          ACLA BIOSCIENCES, INC.

("TWTI")                               ("ACLA")

By: ___________________________        By: ________________________________

Name: _________________________        Name: ______________________________

Title: ________________________        Title: _____________________________

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